As filed with the Securities and Exchange Commission on June 15, 2022

Registration No. 333- ________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HARBOR CUSTOM DEVELOPMENT, INC.

(Exact name of registrant as specified in its charter)

Washington

(State or other jurisdiction of incorporation or organization)

46-4827436

(I.R.S. Employer Identification Number)

1201 Pacific Avenue, Suite 1200

Tacoma, WA 98402

(Address of Registrant’s principal executive offices, including zip code)

2018 INCENTIVE AND NONSTATUTORY STOCK OPTION PLAN

2020 RESTRICTED STOCK PLAN

(Full title of the Plan)

Sterling Griffin, Chief Executive Officer and President

Harbor Custom Development, Inc.

1201 Pacific Avenue, Suite 1200

Tacoma, WA 98402

(253) 649-0636

(Name, address, and telephone number of agent for service)

Copies to:

Lynne Bolduc, Esq.
FitzGerald Kreditor Bolduc Risbrough LLP
2 Park Plaza, Suite 850
Irvine, California 92614
Tel: (949) 788-8900
Fax: (949) 788-8980

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

INCORPORATION BY REFERENCE OF PRIOR REGISTRATION STATEMENT

This Registration Statement is filed by Harbor Custom Development, Inc. (the “Registrant”) for the purpose of registering pursuant to General Instruction E to Form S-8, 2,000,000 additional shares of the Registrant’s common stock, no par value per share (the “Common Stock”) under an Amendment to the Registrant’s 2018 Incentive and Nonstatutory Stock Option Plan (the “Option Plan”) and 2,000,000 additional shares of Common Stock under an Amendment to the Registrant’s 2020 Restricted Stock Plan (the “Stock Plan” and together with the Option Plan, the “Incentive Plans”). On April 21, 2022, the Registrant filed with the Securities and Exchange Commission (the “Commission”) a definitive proxy statement that included proposals to, among other things, increase the number of shares available for issuance under the Incentive Plans by 2,000,000 shares of Common Stock each. The proposals to increase the number of shares of Common Stock available for issuance under the Incentive Plans were approved by the Registrant’s stockholders on June 1, 2022. This Registration Statement registers the 4,000,000 additional shares of Common Stock available for issuance under the Incentive Plans.

The additional 4,000,000 shares of Common Stock available for issuance under the Incentive Plans registered pursuant to this Registration Statement are the same class as those included on the Registration Statement on Form S-8 filed with the Commission on June 28, 2021 (File No. 333-257462). The contents of the aforementioned Registration Statement, including any amendments thereto or filings incorporated therein, are incorporated herein by reference, except as modified herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements, and other information with the Commission. The following documents, which are on file with the Commission, are hereby incorporated by reference in, and shall be deemed a part of, this Registration Statement (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items):

(a) Amendment No. 1 to the Registrant’s Annual Report on Form 10-K/A for the year ended December 31, 2021, filed with the Commission on May 2, 2022;

(b) The Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 21, 2022, as supplemented on May 12, 2022;

(c) The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed with the Commission on May 12, 2022;

(d) The Registrant’s Current Reports on Form 8-K filed with the Commission on January 18, 2022; January 20, 2022; February 2, 2022; March 10, 2022; March 15, 2022; March 17, 2022; March 24, 2022; April 13, 2022; April 21, 2022; May 12, 2022; May 13, 2022; May 16, 2022; and June 7, 2022; and

(e) The description of the Registrant’s Common Stock contained in the Registrant’s registration statement on Form 8-A (File No. 000-39266) filed with the Commission on April 10, 2020 under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of the filing of such documents. The Registrant is not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the Commission, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Under no circumstances will any information furnished under Items 2.02 or 7.01 of Form 8-K be deemed incorporated by reference unless such Current Report on Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Washington Business Corporations Act (“WBCA”) provides that a corporation may indemnify an individual made a party to a proceeding because the individual is or was a director against liability incurred in the proceeding if: (i) the individual acted in good faith and (ii) the individual reasonably believed, in the case of conduct in the individual’s official capacity, that the individual’s conduct was in the best interests of the corporation, and in all other cases, that the individual’s conduct was at least not opposed to the corporation’s best interests. In the case of a criminal proceeding, the individual must not have had any reasonable cause to believe the conduct was unlawful.

A director may not be indemnified in connection with a proceeding by or in the right of the corporation in which the director was found liable to the corporation, or a proceeding in which the director was found to have improperly received a personal benefit. Washington law provides for mandatory indemnification of directors for reasonable expenses incurred when the indemnified party is wholly successful in the defense of the proceeding. A corporation may indemnify officers to the same extent as directors.

Washington law also permits a director of a corporation who is a party to a proceeding to apply to the courts for indemnification or advance of expenses, unless its articles of incorporation provide otherwise, and the court may order indemnification or advancement of expenses under certain circumstances set forth in the statute. Washington law further provides that a corporation may, if authorized by its articles of incorporation, bylaws, or a resolution adopted or ratified by its shareholders, provide indemnification in addition to that provided by statute, subject to certain conditions set forth in the statute.

The Registrant’s Bylaws provide, among other things, for the indemnification of directors, and authorize the board of directors to pay reasonable expenses incurred by, or to satisfy a judgment or fine against, a current or former director in connection with any legal liability incurred by the individual while acting for the Registrant within the scope of his or her employment, provided, however, that such payment of expenses in advance of the final disposition of the proceeding will be made only upon the receipt of an undertaking of the director to repay all amounts advanced if it should be ultimately determined that the director is not entitled to be indemnified.

In addition, the Registrant’s Bylaws and director agreements provide that the directors will not be personally liable for monetary damages to the Registrant for conduct as a director if they are wholly successful in the defense of the proceeding as described above.

The limitation of liability and indemnification provisions in the Bylaws may discourage stockholders from bringing a lawsuit against the Registrant’s directors and officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against the directors and officers, even though an action, if successful, might benefit the Registrant and the Registrant’s stockholders. Further, a stockholder’s investment may be adversely affected to the extent that the Registrant pays the costs of settlement and damage awards against the directors and officers pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the directors, officers, and certain employees pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

There is no pending litigation or proceeding naming the Registrant or any of its directors or officers as to which indemnification is being sought, nor is the Registrant aware of any pending or threatened litigation that may result in claims for indemnification.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers, or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement (Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if this Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

The following documents are hereby filed with or incorporated by reference into this Registration Statement as indicated below.

Exhibit No.	Description	Form	Exhibit	Filing Date	Filed Herewith
3.1	Amended Articles of Incorporation of the Registrant filed with the Washington Secretary of State on April 16, 2020	S-1	3.5	4/28/2020
3.2	2nd Amended and Restated Bylaws of the Registrant, dated January 15, 2020	S-1	3.4	3/31/2020
4.1	2018 Incentive and Non-Statutory Stock Option Plan, dated November 19, 2018	S-1	4.1	3/31/2020
4.2	2020 Restricted Stock Plan, dated October 13, 2020	10-Q	10.1	11/16/2020
5.1	Opinion of FitzGerald Kreditor Bolduc Risbrough LLP				X
23.1	Consent of Rosenberg Rich Baker Berman, P.A.				X
23.2	Consent of FitzGerald Kreditor Bolduc Risbrough LLP (contained in Exhibit 5.1)				X
24.1	Power of Attorney (included on the signature page to this Registration Statement)				X
107	Filing Fee Table				X

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Tacoma, State of Washington, on June 10, 2022.

Harbor Custom Development, Inc.

/s/ Sterling Griffin
By:	Sterling Griffin
Its:	Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Sterling Griffin as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement and to file the same, with all relevant exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Sterling Griffin	Chief Executive Officer, President, and Chairman of the Board of Directors	June 10, 2022
Sterling Griffin	(Principal Executive Officer)

/s/ Lance Brown	Chief Financial Officer	June 10, 2022
Lance Brown	(Principal Financial Officer and Principal Accounting Officer)

/s/ Richard Schmidtke	Director	June 10, 2022
Richard Schmidtke

/s/ Dennis Wong	Director	June 10, 2022
Dennis Wong

/s/ Larry Swets	Director	June 10, 2022
Larry Swets

/s/ Wally Walker	Director	June 10, 2022
Wally Walker

/s Karen Bryant	Director	June 10, 2022
Karen Bryant

/s/ Chris Corr	Director	June 10, 2022
Chris Corr